SCHEDULE 14A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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GlobalSantaFe Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

GlobalSantaFe Corporation

15375 Memorial Drive

Houston, Texas 77079-4101

Notice of Annual General Meeting of Shareholders

Wednesday, June 9, 2004

9:00 a.m. Central Time

GlobalSantaFe Auditorium

15375 Memorial Drive

Houston, Texas 77079-4101

You are cordially invited to attend the 2004 Annual General Meeting of Shareholders of GlobalSantaFe Corporation to:

1.	Elect five directors;

2.	Approve a special resolution to amend the Company’s Amended and Restated Articles of Association to permit telephonic and Internet voting by record shareholders;

3.	Approve a special resolution to amend the Company’s Amended and Restated Articles of Association to remove the language “No share ownership qualification for Directors shall be required.”;

4.	Ratify the appointment of independent accountants; and

5.	Transact other business properly brought before the meeting.

Shareholders of record at the close of business on April 7, 2004, will be entitled to vote.

Your vote is important. Whether you plan to attend or not, please vote as soon as possible. Owners of record may vote by mailing the enclosed proxy card. Beneficial owners may vote over the Internet, by telephone, or by mailing the enclosed voting instructions. Owners of shares held in a GlobalSantaFe 401(k) account may vote by mailing the enclosed voting instructions. Please review the instructions in the proxy statement and on your proxy card or voting direction form regarding each of these voting options.

ALEXANDER A. KREZEL

Secretary

Houston, Texas

April 21, 2004

Page
Proxies and Voting at the Meeting	1
Election of Directors	2
Board Independence	5
Board Committees and Other Board Matters	6
Director Compensation	8
Security Ownership of Certain Beneficial Owners	9
Security Ownership of Directors and Executive Officers	11
Audit Committee Report	12
Fees to Independent Auditors for Fiscal 2002 and 2003	13
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	14
Compensation Committee Report on Executive Compensation	14
Executive Compensation	18
Summary Compensation Table	18
Option Grants in 2003	20
Aggregated Option Exercises in 2003 and Year-End Option Values	21
Long-Term Incentive Plan Awards in 2003	22
Pension Plan Table	23
Equity Compensation Plan Information	24
Employment Agreements and Termination Arrangements	25
Cumulative Total Shareholder Return	28
Approval of Special Resolution to Amend the Company’s Amended and Restated Articles of Association to Permit Telephonic and Internet Voting by Record Shareholders	29
Approval of Special Resolution to Amend the Company’s Amended and Restated Articles of Association to Remove the Language “No share ownership qualifications for Directors shall be required.”.	30
Ratification of Appointment of Independent Accountants	31
Certain Relationships and Related Transactions	32
Charter Provisions Relating to Corporate Opportunities and Interested Directors	34
Other Matters	36
Methods of Voting	37

(i)

Director Independence Standards	A-1
Amendments to Articles of Association	B-1
Audit Committee Charter	C-1

YOUR VOTE IS IMPORTANT

Owners of record may vote by mail. To vote by mail, please sign, date and return the enclosed proxy card in the envelope provided. Beneficial owners can vote any one of three ways: via the Internet, by telephone, or by mail. Owners of shares held in a GlobalSantaFe 401(k) account may vote by mailing the enclosed voting direction form in the envelope provided. For further details on voting via the Internet or by telephone, please refer to the material under the heading Methods of Voting in this proxy statement.

(ii)

GlobalSantaFe Corporation

15375 Memorial Drive

Houston, Texas 77079-4101

PROXY STATEMENT

This proxy statement and the form of proxy are being mailed beginning approximately on April 21, 2004. GlobalSantaFe’s Board of Directors is soliciting proxies for use at the Annual General Meeting of Shareholders to be held on June 9, 2004, and any postponement or adjournment of the meeting.

PROXIES AND VOTING AT THE MEETING

Voting

Each of your ordinary shares, par value $.01 per share, of the Company is entitled to one vote at the Annual General Meeting with respect to each matter to be voted upon. All shares represented at the Annual General Meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted FOR the Board of Directors’ nominees for directors, FOR approval of the special resolution to amend the Amended and Restated Articles of Association to permit telephonic and Internet voting by record shareholders, FOR approval of the special resolution to amend the Amended and Restated Articles of Association to remove the language “No share ownership qualification for Directors shall be required.”, and FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2004. If any other matters are properly presented at the Annual General Meeting for action, the proxies will have discretion to vote. No other matter or nomination for director has been timely submitted to the Company in accordance with the provisions of the Company’s Articles of Association.

Quorum

At the close of business on April 7, 2004, the record date for the meeting, there were issued and outstanding              ordinary shares, all of one class. If a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting, a quorum will exist.

Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters but not on others, usually because the broker does not have the authority to do so. A broker non-vote will have no effect on the outcome of any proposal. Votes may be cast in favor of or withheld in the election of directors. Votes withheld will be excluded from the vote. Abstentions on the proposal to approve the special resolution to amend the Amended and Restated Articles of Association to permit telephonic and Internet voting by the record shareholders, the proposal to approve the special resolution to amend the Amended and Restated Articles of Association to remove the language “No share ownership qualification for Directors shall be required.”, or the proposal to ratify the appointment of independent accountants will have the effect of a negative vote.

ELECTION OF DIRECTORS

On November 20, 2001, the Company completed a merger with Global Marine Inc. and changed its name from “Santa Fe International Corporation” to “GlobalSantaFe Corporation.”

GlobalSantaFe’s Board of Directors is divided into three classes. Generally, shareholders elect one class at each annual general meeting to serve a three-year term. Directors elected at the 2004 Annual General Meeting of Shareholders will serve three-year terms to expire in 2007. Except as you otherwise specify in your proxy, your proxy will be voted for the election of the nominees named below. The candidates, up to the number of directors to be elected, receiving the highest number of votes cast by shareholders will be elected. If any of the nominees becomes unable or otherwise unavailable to serve, the current Board will designate a substitute nominee to stand for election.

SFIC Holdings (Cayman), Inc., a wholly-owned subsidiary of Kuwait Petroleum Corporation, owns approximately         % of the outstanding shares of GlobalSantaFe Corporation. Under the terms of GlobalSantaFe’s Articles of Association and an intercompany agreement with GlobalSantaFe, SFIC Holdings (Cayman), Inc. currently has the right to designate three directors for election to the Board. Mrs. Razzuqi and Messrs. Al-Haroon and Sultan are the current designees of SFIC Holdings (Cayman), Inc. See “Certain Relationships and Related Transactions.”

Information concerning the nominees for election and the other directors appears below.

Nominees For Terms Expiring in 2007

Ferdinand A. Berger, 65, has served as a director of GlobalSantaFe since 1997. Mr. Berger retired from the Shell Group of Companies in 1996, having served in various management positions in South America, the Middle East and Europe since 1965. Mr. Berger served as a director of Shell International Petroleum Company Limited, with responsibility for overall Shell Group activities in the Middle East, Africa and South Asia, from 1992 until his retirement. He served as Senior Vice President of Shell International Trading Company from 1987 to 1992. Mr. Berger also serves as Vice-Chairman of SightSavers International, a charity for the blind operating in developing countries worldwide.

Khaled R. Al-Haroon, 53, has served as a director of GlobalSantaFe since 1998. From 1998 until 2001, Mr. Al-Haroon served on the Board of Kuwait Petroleum Corporation as its Managing Director of International Operations and Chairman of KPC Holdings Aruba. He also served as the Chairman – Oils Sector Loss Assessment Committee and was the Deputy Chairman of the Kuwait Petroleum Corporation’s Higher Tender Committee until his retirement in 2001. From 1980, Mr. Al-Haroon held various management positions at Kuwait Petroleum Corporation. His career began in 1974 with the International Marketing Group of the Kuwait National Petroleum Company. Currently, Mr. Al-Haroon also serves as a director of SFIC Holdings (Cayman), Inc.

Edward R. Muller, 52, has served as a director of GlobalSantaFe since 2001 and served as a director of Global Marine Inc. from 1997 until 2001. Mr. Muller is a private investor and served as President and Chief Executive Officer of Edison Mission Energy, a wholly-owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. Mr. Muller is also a director of The Keith Companies, Inc.

Paul J. Powers, 69, has served as a director of GlobalSantaFe since 2001 and served as a director of Global Marine Inc. from 1995 until 2001. Mr. Powers retired in 2000 as Chairman of the Board and Chief Executive Officer of Commercial Intertech Corp. Prior to its merger with Parker Hannifin Corporation, Commercial Intertech was a multi-national manufacturer of hydraulic systems, Astron pre-engineered buildings and metal products. Mr. Powers is also a director of York International Corporation, FirstEnergy Corp., and Twin Disc, Inc.

John L. Whitmire, 63, has served as a director of GlobalSantaFe since 2001 and served as a director of Global Marine Inc. from 1999 until 2001. Mr. Whitmire has served since 1999 as Chairman of the Board of Directors of CONSOL Energy Inc., which is engaged in the production of coal and natural gas for the electric utility industry. Mr. Whitmire was Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holdings, Inc. from 1996 until the company was acquired by ARCO in 1998. Prior to joining Union Texas Petroleum, Mr. Whitmire’s career spanned over 30 years at Phillips Petroleum Company, where he held various senior management positions including Executive Vice President-Exploration and Production. He was also a member of Phillips’ Board of Directors. Mr. Whitmire is presently a director of El Paso Corporation and the National Audubon Society.

The Board of Directors recommends a vote “FOR” each of the above-named nominees for terms expiring in 2007.

The members of the Board of Directors who are not subject to election at the 2004 Annual General Meeting are as follows:

Continuing Directors with Terms Expiring in 2005

Richard L. George, 53, has served as a director of GlobalSantaFe since 2001. Since 1991, he has been the President and CEO of Suncor Energy Inc., a widely held Canadian integrated oil and gas company. Prior to 1991, Mr. George spent 10 years in the international oil business with Sun Company where he held various positions in project planning, production evaluation, exploration and production. During the last four years of this period, he was Managing Director of Sun Oil Britain Limited in the U.K. Mr. George serves on the Board of Enbridge Inc., and he is Chairman of the Board of Directors of the Canadian Council of Chief Executives.

C. Russell Luigs, 70, has served as a director of GlobalSantaFe since 2001 and served as a director of Global Marine Inc. from 1977 until 2001. Mr. Luigs served as the Chairman of the Executive Committee of Global Marine’s board of directors from 1999 until November 2001. He was Chairman of the Board of Global Marine from 1982 until 1999, and he was Global Marine’s Chief Executive Officer from the time he joined Global Marine in 1977 until 1998. He also served as President of Global Marine from 1977 to 1997. Mr. Luigs is a director of Petroleum Helicopters, Inc.

Robert E. Rose, 65, has served as a director of GlobalSantaFe since 2001 and served as a director of Global Marine from 1998 until 2001. Mr. Rose has been the Company’s non-executive Chairman since March 2004; when he retired as an employee of the Company. Mr. Rose served as executive Chairman from 2001 until March 2004. Prior to 2001, he served as the President and Chief Executive Officer of Global Marine since re-joining Global Marine in 1998 and was Global Marine’s Chairman from 1999 to 2001. He began his professional career with Global Marine in 1964 and left Global Marine in 1976. Mr. Rose then held executive positions with other offshore drilling companies, including more than a decade as President and

Chief Executive Officer of Diamond Offshore Drilling Inc. and its predecessor, Diamond M Company. He resigned from Diamond Offshore in 1998 and served as President and Chief Executive Officer of Cardinal Services, Inc. an oil services company, before re-joining Global Marine. Mr. Rose is also a director of Grey Wolf, Inc.

Stephen J. Solarz, 63, has served as a director of GlobalSantaFe since 1998. Mr. Solarz is president of Solarz Associates, an international consulting firm. He also is the director of the George Washington University Foreign Policy Forum, Vice Chairman of the International Crisis Group, and a Senior Counselor at APCO Worldwide. Mr. Solarz serves on the board of Samsonite and the First Philippine Fund. Mr. Solarz is on the board of the Elliott School of International Affairs at George Washington University and the Brandeis University Center for International Ethics and Justice. Mr. Solarz served in public office for 24 years, both in the New York Assembly and in the U.S. House of Representatives. As a Congressman, Mr. Solarz served on various committees, including the House Foreign Affairs Committee where he chaired the Subcommittee on Africa and the Subcommittee on Asian and Pacific Affairs.

Nader H. Sultan, 55, has served as a director of GlobalSantaFe since 1995. Mr. Sultan has been the Chief Executive Officer of Kuwait Petroleum Corporation since 1998. Since 1993, he has also served as Deputy Chairman and Managing Director, Planning and International Operations, of Kuwait Petroleum Corporation. Mr. Sultan serves as a director of Kuwait Petroleum Corporation and Chairman of the Board of Directors of SFIC Holdings (Cayman), Inc.

Continuing Directors with Terms Expiring in 2006

Thomas W. Cason, 61, has served as a director of GlobalSantaFe since 2001 and served as a director of Global Marine Inc. from 1995 until 2001. Mr. Cason owns and manages five equipment dealerships, primarily in support of the agricultural industry. He served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995, and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes’ Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated.

Jon A. Marshall, 51, has served as a director and the President and Chief Executive Officer of GlobalSantaFe since May 2003. Previously, he served as the Company’s Executive Vice President and Chief Operating Officer from 2001 until May 2003 and as Global Marine’s Executive Vice President and Chief Operating Officer from 1998 until 2001. He was President of GlobalSantaFe Drilling Company, a wholly-owned subsidiary of the Company, from 1997 to 1998, and Group Vice President of Global Marine Inc., responsible for worldwide turnkey operations, integrated drilling services, and exploration and production, from 1995 to 1997. Prior to that, Mr. Marshall was President of Challenger Minerals Inc. and of Applied Drilling Technology Inc., which are also wholly-owned subsidiaries of the Company. Mr. Marshall joined Global Marine in 1979.

Maha A. R. Razzuqi, 47, has served as a director of GlobalSantaFe since 1999. Mrs. Razzuqi is the Kuwait Petroleum Corporation Executive Assistant Managing Director for International Business Development. She has been associated with Kuwait Petroleum Corporation’s international operations since 1996, including service on the Kuwait Foreign Petroleum Exploration Company Board of Directors, and held various management positions in planning and marketing between 1986 and 1996. Mrs. Razzuqi also serves as President and a director of SFIC Holdings (Cayman), Inc.

Carroll W. Suggs, 65, has served as a director of GlobalSantaFe since 2001 and served as a director of Global Marine Inc. from 2000 until 2001. Mrs. Suggs served as the Chairman and Chief Executive Officer of Petroleum Helicopters, Inc. from 1990 until her retirement in September 2001. Petroleum Helicopters provides helicopter transportation services to companies engaged in the offshore oil and gas industry, to institutions involved in emergency medical services, and to government agencies. Mrs. Suggs serves on the boards of POGO Producing Company and Whitney Holding Company. She also serves on the Board of Trustees of Xavier University of Louisiana, the Board of the Louisiana Cancer Research Consortium, and the Board of the United Way of New Orleans.

BOARD INDEPENDENCE

In conjunction with the New York Stock Exchange (“NYSE”) Corporate Governance Rules and requirements under the Sarbanes-Oxley Act of 2002, the Board undertook a review of director independence in December 2003. To assist it in making determinations of independence, the Board adopted Director Independence Standards, which are attached to this Proxy Statement as Appendix A. The purpose of this review was to determine in the case of each director whether the director has a material relationship with GlobalSantaFe (either directly or as a partner, officer or shareholder of an organization that has a relationship with GlobalSantaFe). Although the Board considers all relevant facts and circumstances in assessing whether a director is independent, including those described under “Certain Relationships and Related Transactions,” relationships which are addressed by and fall under the thresholds specified in Section B of the Director Independence Standards are not required to be disclosed in connection with the Board’s independence determinations. Pursuant to its review, the board affirmatively determined that each of the directors was independent, with the exception of Messrs. Marshall and Rose, each of whom is not independent due to his current or prior employment relationship with GlobalSantaFe. In establishing the Director Independence Standards and in its December 2003 review, the Board affirmatively concluded that the ownership position of Kuwait Petroleum Corporation and SFIC Holdings (Cayman), Inc. in GlobalSantaFe, and other transactions and relationships did not impair the independence of the three directors who are designees of SFIC Holdings (Cayman), Inc. In making that determination, the Board noted the NYSE commentary to its Corporate Governance Rules stating that the ownership of even a significant amount of stock, by itself, is not a bar to an independence finding and that the focus is on independence from management, which means that a potential conflict of interest that may arise in the future does not necessarily preclude the Board from making a determination of independence. The Board considered the various relationships between Kuwait Petroleum Corporation and GlobalSantaFe and determined that the designees were independent from management. The Board also considered the more restrictive test under Rule 10A-3 of the Securities Exchange Act of 1934, which prohibits affiliates from service on the audit committee and determined that Mrs. Razzuqi, and Messrs. Al-Haroon, Marshall, Rose and Sultan would be precluded from serving on the audit committee.

BOARD COMMITTEES AND OTHER BOARD MATTERS

During 2003, the Board of Directors held four meetings. The Board of Directors has four standing committees. During 2003, each current director of the Company attended at least 75% of the meetings of the Board and committees of the Board on which he or she served. All but one of the directors attended the 2003 Annual General Meeting of Shareholders.

Audit Committee – The Audit Committee consists of four directors: Thomas W. Cason, Chairman, Richard L. George, Paul J. Powers and John L. Whitmire. Each member of the Committee has been determined by the Board to be independent for purposes of the NYSE’s Corporate Governance Rules. In addition, each member of the Committee is independent under the rules of the Securities and Exchange Commission regarding audit committees. Ferdinand A. Berger, Edward R. Muller, Maha A. R. Razzuqi and Carroll W. Suggs also served on the Committee during 2003. The Board of Directors has determined that Thomas W. Cason is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. Each of the members of the Committee is financially literate within the meaning of the NYSE’s Corporate Governance Rules. The Committee held ten meetings during 2003. Members of the Committee, the Company’s independent accountants, and the head of the Company’s internal audit staff attend Committee meetings. In addition, the Committee meets privately with the Company’s independent accountants at least once a year. The Report of the Audit Committee, which begins on page 12 of this proxy statement, includes a description of the Committee’s function.

Compensation Committee – The Compensation Committee consists of four directors: Edward R. Muller, Chairman, Stephen J. Solarz, Carroll W. Suggs, and Nader H. Sultan. Each member of the Committee has been determined by the Board to be independent for purposes of the NYSE’s Corporate Governance Rules. Ferdinand A. Berger, Thomas W. Cason and John L. Whitmire also served on the Committee during 2003. The Compensation Committee establishes remuneration arrangements for executive officers and directors, recommends the adoption of compensation plans in which officers, directors and employees are eligible to participate, and grants options and awards under compensation plans. The Compensation Committee held eight meetings during 2003. A Compensation Committee Report on Executive Compensation begins on page 14 of this proxy statement.

Executive Committee – The Executive Committee consists of four directors: Robert E. Rose, Chairman, Ferdinand A. Berger, C. Russell Luigs and Maha A. R. Razzuqi. Khaled R. Al-Haroon, Paul J. Powers, Nader H. Sultan and John L. Whitmire also served on the Committee during 2003. The Executive Committee has the authority to exercise all the powers and authority of the Board which are delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Committee reviews the Company’s annual financial plan, reviews and recommends the Company’s dividend policy, recommends to the Board material capital expenditures, share repurchases, acquisitions and financings, reviews the adequacy of funding of the Company’s pension obligations, and advises with respect to the Company’s external financial relationships. The Executive Committee held four meetings during 2003.

Nominating and Governance Committee – The Nominating and Governance Committee consists of four directors: Stephen J. Solarz, Chairman, Khaled R. Al-Haroon, Paul J. Powers, and John L. Whitmire. Each member of the Committee has been determined by the Board to be independent for the purposes of the NYSE’s Corporate Governance Rules. Richard L. George, C. Russell Luigs, Maha A. R. Razzuqi and Carroll W. Suggs also served on the Committee during 2003. The Committee, which held four meetings during 2003, assists the Board in fulfilling its corporate governance responsibilities. The Committee recommends to the

Board nominees for election as directors, recommends to the Board directors to be appointed to each standing committee, evaluates the performance of incumbent directors and officers in determining whether they should be nominated to stand for reelection, and develops and recommends to the Board corporate governance principles and procedures to ensure the Board effectively serves the interests of the shareholders.

Executive Meetings of Non-Management Directors – The non-management directors of the Company meet in executive sessions without management, in conjunction with each regularly scheduled meeting of the Board of Directors, of which there are four each year. The presiding director for each executive session has been selected on a rotating basis from the chairmen of the four standing committees of the Board, but Robert E. Rose, who is the Chairman of the Board, will begin chairing these sessions now that he has retired as a member of the Company’s management, and the presiding director will continue to be selected on a rotating basis from the committee chairmen only with respect to executive sessions that Mr. Rose does not attend. The first executive session of the non-management directors was held in conjunction with the Board’s regular meeting held in December 2003.

Corporate Governance – The following materials have been adopted by the Board and are located on the Company’s website www.gsfdrill.com on the Corporate Governance page of the Investor Relations section of the website:

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

•	Charter of the Executive Committee

•	Charter of the Nominating and Governance Committee

•	Corporate Governance Policy

•	Standards of Business Conduct

•	Director Independence Standards

Copies of these documents will be made available to any shareholder free of charge upon written request to the Company’s Secretary at 15375 Memorial Drive, Houston, Texas 77079-4101.

Director Nominations – The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. Shareholders wishing to suggest a qualified candidate should submit the recommendation in writing to the Committee in care of the Secretary of the Company at 15375 Memorial Drive, Houston, Texas 77079-4101.

Once a prospective candidate has been identified, the Committee makes the initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, as there are currently no plans to expand the size of the Board. If the Committee determines that additional consideration is warranted, it may ask a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective candidate in light of the considerations set out in the Company’s Corporate Governance Policy, including, among others: independence as defined by applicable law and stock exchange listing standards; business or professional experience; integrity and judgment;

records of public service; ability to devote sufficient time to the affairs of the Company; and characteristics of the current Board, including diversity, age and skills, such as an understanding of financial statements and financial reporting systems, oil and gas drilling services, technology and international experience, all in the context of an assessment of the perceived needs of the Board at the time. In connection with this evaluation, the Committee determines whether to interview the prospective candidate, and if warranted, one or more members of the Committee, and others as appropriate, interview the prospective candidate in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Shareholder Communications with the Board and with the Non-Management Directors – Shareholders may communicate with the Board by sending an e-mail to board@gsfdrill.com. Communications intended specifically for non-management directors should be sent to non.management.directors@gsfdrill.com. All messages sent to these e-mail addresses will be relayed to all board members or all non-management directors, as the case may be.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Board members who are not salaried employees of the Company receive compensation for Board service. The designees of SFIC Holdings (Cayman), Inc. have informed the Company that they remit all cash compensation to Kuwait Petroleum Corporation, the parent of SFIC Holdings. Directors may defer all or a portion of their cash compensation under a non-employee director deferred compensation plan. Non-employee director compensation includes:

Annual Retainer	$32,000
Annual Retainer (Committee Chairmen)
Audit Committee	$7,500
Other Committees	$5,000
Board Attendance Fee (attended in person)	$2,000
Board Attendance Fee (attended by telephone)	$1,000
Committee Attendance Fee (attended in person)	$2,000
Committee Attendance Fee (attended by telephone)	$1,000
Special Assignment Fee	$1,000	per day
Annual Stock Option Grant	6,000	shares*
Annual Restricted Stock Grant	3,000	shares

*	In each year following the year of initial eligibility. Each director receives a stock option grant for the purchase of 10,000 ordinary shares in his or her year of initial eligibility.

Director Equity Compensation

Options. Under the Company’s 2003 Long-Term Incentive Plan, options to purchase ordinary shares are granted to each director who, as of the date of grant, is not an employee. Each option grant vests in equal installments over two years, has a ten-year term, and has an exercise price equal to the per share fair market value of the ordinary shares on the date of grant. At present, all of the directors except Mr. Marshall are eligible non-employee directors.

Under present practice, a director receives an initial stock option grant for the purchase of 10,000 shares in the year he or she first becomes eligible. Directors of Global Marine who joined the Company’s Board as non-employee directors at the time of the Company’s November 2001 merger were deemed continuing directors for purposes of initial eligibility under the plan and did not receive an initial 10,000-share grant. Prior to December 2003, a non-employee director received an annual option grant for the purchase of 8,000 shares on the adjournment date of each annual general meeting of shareholders in each year following the year of his or her initial eligibility. Accordingly, in May 2003, Mesdames Razzuqi and Suggs and Messrs. Berger, Cason, George, Al-Haroon, Luigs, Muller, Powers, Solarz, Sultan and Whitmire each received an option grant for the purchase of 8,000 shares. Each option granted in May 2003 has a per share exercise price of $21.33. Effective January 1, 2004, the annual option grant was reduced to 6,000 shares.

Restricted Stock Awards. Effective January 1, 2004, the Board of Directors approved the issuance of restricted stock awards of up to 3,000 shares per non-employee director annually, upon adjournment of each Annual General Meeting of Shareholders. The grant and terms of such awards are at the discretion of the Compensation Committee. To date, no such awards have been made.

Other Arrangements

In March 2004, Mr. Rose retired as a Company employee. Mr. Rose will continue to serve the Company as its non-executive Chairman of the Board. For his continued service, Mr. Rose will receive $300,000 per annum in addition to the other non-employee director compensation outlined above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners as of April 7, 2004, of more than 5% of the Company’s ordinary shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
Kuwait Petroleum Corporation P.O. Box 26565 13126 Safat, Kuwait	43,500,000	(2)%

Citigroup Global Markets Holdings, Inc. 388 Greenwich Street New York, New York 10013	17,083,565	(3)%

Massachusetts Financial Services Company 500 Boylston Street Boston, Massachusetts 02109	13,989,368	(4)%

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	11,991,072	(5)%

(1)	The percentage indicated is based on the number of issued and outstanding ordinary shares at April 7, 2004, which is the record date for the 2004 Annual General Meeting of Shareholders.

(2)	The number of shares indicated is based on a statement on Schedule 13G, dated February 13, 2002, which was filed jointly by SFIC Holdings (Cayman), Inc. and Kuwait Petroleum Corporation. SFIC Holdings is a wholly-owned subsidiary of Kuwait Petroleum Corporation.

(3)	The number of shares indicated is based on a statement on Schedule 13G, dated February 12, 2004, which was filed jointly by Citigroup Global Market Holdings, Inc. (“CGMH”), and Citigroup, Inc. (“CI”). CGMH is a subsidiary of CI.

(4)	The number of shares indicated is based on Amendment No. 2 to a statement on Schedule 13G, dated February 12, 2004, which was filed by Massachusetts Financial Services Company.

(5)	The number of shares indicated is based on Amendment No. 2 to a statement on Schedule 13G, dated February 16, 2004, which was filed jointly by FMR Corp. (“FMR”), Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management and Research Company (“FMRC”). FMR is the parent holding company of certain investment companies and investment advisory and management companies, some of which may also be deemed to be beneficial owners of more than 5% of the Company’s ordinary shares by virtue of their interest in some or all of the same shares reported as being beneficially owned by FMR. FMRC, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 11,816,472 shares. Edward C. Johnson 3d is Chairman of FMR and Abigail P. Johnson is a director of FMR. Through their ownership of voting stock in FMR and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth as of April 7, 2004, the beneficial ownership of the Company’s ordinary shares by each director and nominee, the executive officers named in the Summary Compensation Table, and, as a group, those persons and all other current executive officers, based on information provided by such persons.

Name	Shares Owned(a)		Right to Acquire(b)	Restricted Shares(c)	Total Shares	Percent of Class(d)
Ferdinand A. Berger	16,500		33,000	—	49,500	—
Thomas W. Cason	2,878		33,945	—	36,823	—
C. Stedman Garber, Jr.	28,579		800,075	37,260	865,914	—
Richard L. George	5,000		22,000	—	27,000	—
Khaled R. Al-Haroon (e)	—		31,000	—	31,000	—
C. Russell Luigs	398,227		311,708	—	709,995	—
Jon A. Marshall	145,280		611,900	15,825	773,005	—
James L. McCulloch	87,916		231,423	8,906	328,245	—
Edward R. Muller	1,546		29,995	—	31,541	—
Paul J. Powers	1,881		27,295	—	29,176	—
W. Matt Ralls	35,654		264,494	11,169	311,317	—
Maha A. R. Razzuqi (e)	—		24,000	—	24,000	—
Robert E. Rose	258,548		933,578	36,671	1,228,797	—
Stephen J. Solarz	500		25,333	—	25,833	—
Carroll W. Suggs	2,216		23,970	—	26,186	—
Nader H. Sultan (e)	-	(f)	33,000	—	33,000	—
John L. Whitmire	4,208		22,640	—	26,848	—
Marion M. Woolie	7,175		298,925	10,621	316,721	—
All of the above and other executive officers as a group (22 persons)	1,011,900	(f)	3,963,771	130,953	5,106,624	-%

(a)	Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Includes shares attributable to accounts under the Company’s 401(k) plans at April 7, 2004, as follows: Mr. Luigs, 23,102; Mr. Marshall, 5,311; Mr. Woolie, 6,147; and the group, 38,395.
(b)	Shares that may be acquired within sixty days of April 7, 2004, through the exercise of non-employee director stock options or employee stock options.
(c)	Shares are subject to a vesting schedule, forfeiture risk and other restrictions.
(d)	As of April 7, 2004, no director or executive officer owned more than one percent of the ordinary shares outstanding.
(e)	Mrs. Razzuqi and Messrs. Al-Haroon and Sultan have been designated as members of the Board of Directors by Kuwait Petroleum Corporation acting through SFIC Holdings (Cayman) Inc., the holders of 43,500,000 ordinary shares. Mrs. Razzuqi and Messrs. Al-Haroon and Sultan disclaim beneficial ownership of the 43,500,000 shares.
(f)	Does not include 43,500,000 shares over which Mr. Sultan has the authority to cast votes on behalf of SFIC Holdings (Cayman), Inc. at the Annual General Meeting. Mr. Sultan disclaims beneficial ownership of the 43,500,000 shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which currently consists entirely of directors who meet the current independence and experience requirements of the New York Stock Exchange as determined by the Board of Directors, has furnished the following report:

The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. Such assistance includes oversight by the Committee of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the Company’s programs for compliance with its business conduct and conflict of interest policies as established by management and the Board. In addition, the Committee (i) subject to ratification by the shareholders, selects a firm of certified public accountants to perform the annual independent audit of the Company’s financial statements and issue a report thereon, (ii) approves the nature of the professional audit services provided by the independent accountants prior to the performance of such services and approves the fees for such services, and (iii) reviews the scope of work and the reported results of the Company’s internal auditors.

The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends changes to the Board for approval.

As part of fulfilling its responsibilities for overseeing management’s conduct of the Company’s financial reporting process for fiscal year 2003, the Audit Committee:

•	Received management’s representation that the Company’s consolidated financial statements for the fiscal year ended December 31, 2003, were prepared in accordance with generally accepted accounting principles;

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003, with management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent certified public accountants;

•	Discussed with PwC the matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 relating to the conduct of the audit; and

•	Received written disclosures and a letter from PwC regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee also discussed PwC’s independence with PwC.

In addition, the Audit Committee considered the status of pending litigation, taxation matters, and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit Committee’s reviews, discussions and other actions outlined above, and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the U.S. Securities and Exchange Commission.

Current Members of the Audit Committee:

Thomas W. Cason*	Paul J. Powers
Richard L. George*	John L. Whitmire

Former members of the Audit Committee who served during the year ended December 31, 2003:

Ferdinand A. Berger	Maha A. R. Razzuqi
Edward R. Muller	Carroll W. Suggs

*Messrs. Cason and George also served on the Audit Committee during the year ended December 31, 2003.

FEES TO INDEPENDENT AUDITORS FOR FISCAL 2002 AND 2003

The aggregate fees billed for the professional services of the Company’s independent auditors for the fiscal years ended December 31, 2003 and 2002, were as follows:

	2003	2002
Audit Fees(1)	$1,409,729	$885,312
Audit-Related Fees(2)	$93,550	$53,500
Tax Fees(3)	$420,771	$441,824
All Other Fees(4)	$23,511	$45,624
Total	$1,947,561	$1,426,260

(1)	Audit fees for 2003 include $195,261 for subsidiary statutory audit services, $276,270 for comfort letters, comment letters and consents for various Securities and Exchange Commission filings, and $10,063 for a report on management’s assertion regarding OPA 90 attestation. Audit Fees for 2002 include $164,812 for subsidiary statutory audit services, $50,000 for comfort letters and consents for various Securities and Exchange Commission filings, and $9,000 for an OPA 90 attestation.

(2)	Audit-Related Fees are comprised of employee benefit plan audit services.

(3)	Tax fees for 2003 consist of $350,000 for tax planning and $70,771 for tax advice. Tax fees for 2002 consist of $400,585 for tax compliance (including $305,005 for services related to the defense and settlement of audits by foreign taxing authorities), $27,418 for tax planning and $13,821 related to the transition of non-audit services from PwC.

(4)	All other fees for 2003 include $19,852 related to consultation regarding accounting and financial reporting matters and $3,031 related to license fees for an Internet program portal to access regulatory pronouncements. All Other Fees for 2002 include $22,891 in fees related to consultation regarding accounting and financial reporting matters and $22,733 related to the purchase of a license for a software program relating to preparation and storage of internal audit workpapers.

The Audit Committee determined that the provision of the non-audit services covered in “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” above was compatible with maintaining the independence of PwC.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND

PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to its Chairman. The Chairman reports any decisions regarding pre-approvals to the Audit Committee at its next scheduled meeting.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During 2003, the Compensation Committee was responsible for determining the compensation of our executive officers, including the named executive officers other than the Chairman of the Board and the Chief Executive Officer. The Committee recommended to the full Board the compensation of the Chairman of the Board and the Chief Executive Officer. Under its new charter adopted March 2, 2004, however, the Committee determines the compensation for the Chief Executive Officer subject to ratification by the Company’s independent directors.

In making its determinations and recommendations, the Compensation Committee relies upon input from independent compensation consultants from time to time. Eight compensation committee meetings were held during 2003.

Compensation Philosophy

Our executive compensation program reflects the philosophy that executives’ rewards should be structured to closely align their interests with those of our shareholders. The program emphasizes pay-for-performance and stock-based incentives and extends these concepts beyond the executive officers to other employees in the interests of motivation, teamwork and fairness. Annual operating cash flow and return on net asset value (RONAV) were the 2003 measures of short-term financial success, and 2003 performance was rewarded through bonuses granted under the Management Annual Incentive Plan (MAIP). Shareholder value (as indicated by stock price appreciation) is the Company’s primary long-term performance measure and generally is rewarded through stock options and, for 2003, through performance unit awards. Grants of restricted stock are also made periodically for special recognition, retention and recruiting purposes.

Compensation surveys of external competitiveness are used in assessing appropriateness of compensation. Company and individual performance are also considered in determining individual pay amounts. The primary competitive market, considered to be offshore drilling companies, oil and gas companies, and energy services companies of similar market value, size, operating complexity and growth potential, is taken into consideration so that the Company can compete for the best talent in the energy industry. This competitive market includes a peer group of companies similar to the offshore drilling peer group named in the Cumulative Total Shareholder Return section of this proxy statement. The competitive market also includes energy companies not included in that section since the competition for executive talent is not limited to offshore drilling companies and the number of offshore drilling companies represents too small a sample size for reasonable comparisons.

Program Overview

The elements of our executive compensation program in 2003 consisted of (a) base salaries, (b) annual cash incentive payments under the MAIP, (c) stock options, (d) performance-unit awards, and (e) employee benefits. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries as an executive officer’s responsibility increases.

Base Salaries

The base salaries for executive officers, including the named executive officers, are reviewed annually and periodically adjusted to reflect the competitive market and individual responsibilities, experience, leadership and contributions to our success. In December 2002, the Committee reviewed the named executives’ base salaries to take effect in 2003. In light of each executive’s position versus the competitive market, changes in the scope of the job, and an evaluation of each executive’s performance, the Committee determined that base salaries should be increased for 2003. The Committee awarded base salary increases, and market adjustments where needed, to the named executives, other than Mr. Marshall, ranging from 0% to 20%. Mr. Marshall received a salary adjustment in May 2003 to reflect his new role as Chief Executive Officer. The Compensation Committee believes that the 2003 base salaries for each of the named executive officers were generally in the median range for comparable positions in the competitive market at the time of the review.

Annual Incentives

The MAIP is a goal-driven plan that was adopted by the Committee in February 2002 and that gives participants, including the named executive officers, the opportunity to earn annual cash bonuses in relation to specified target award levels defined as percentages of the participants’ base salaries. To earn the full target awards, 100% of the goals must be achieved. The target award levels range from 35% of base salary for the lowest eligible participant to 100% for the Chairman of the Board and the Chief Executive Officer. MAIP awards can increase to up to twice the targeted percentage or decrease to zero depending on actual performance. The target annual incentives, when combined with base salaries, position the executives to earn approximately the median total annual compensation when compared to the competitive market. The upper range of potential award values provides the opportunity for executives to earn total annual cash compensation at the 75th percentile of the competitive market when performance warrants.

MAIP awards for each of the named executive officers were determined based on company-wide annual financial performance (making up 80% of the total incentive value) and annual strategic and individual performance (making up 20% of the total incentive value). Goals for both components are set at the beginning of the year and agreed to by the Compensation Committee. Company financial performance measures for 2003 were operating cash flow and RONAV, which were weighted 70% and 30%, respectively. The goal for operating cash flow was based on an internal business plan projection. The goal for RONAV was based on relative performance versus industry peers, with a 75th-percentile return required to earn a target pay out. Strategic and individual goals were set for each participant. Strategic and individual goals are evaluated by the Compensation Committee at the end of the year. Awards related to the achievement of strategic and individual awards cannot exceed the percentage of target value achieved under the financial goals.

For 2003, the Company performed at 75% of its operating cash flow goal and at the 43rd percentile of its peer group in RONAV, earning 21% for its financial goals. Each of the named executive officers was also evaluated on the achievement of his strategic and individual goals. Based on this performance, in March 2004, the Company paid out bonuses for 2003 performance to the named executive officers at 21% of their target bonuses.

Long-term Incentives – Stock Options and Performance-Based Restricted Stock Awards

Stock options were granted to executives and other option eligible employees in January 2003. When determining the size of individual option awards for the annual grant, the Compensation Committee begins by establishing a total pool of shares that is competitive with the total shares granted by industry peers in relation to total ordinary shares outstanding. The Compensation Committee next allocates a percentage of the pool to each of the named executive officers that is consistent with individual allocations of total shares granted to comparable positions at the peer companies. Individual grants are then varied above and below the initial allocations based on the Compensation Committee’s evaluation of individual performance, past grant history and other relevant factors. The Compensation Committee intends to utilize a similar methodology for granting stock options in future years to provide key employees with competitive long-term incentive compensation opportunities, without creating excessive potential share dilution.

In March 2003, the Compensation Committee approved the use of a performance unit plan as the second long-term incentive vehicle for senior managers, replacing the performance based restricted units used in 2002. The top eleven executives of the Company received awards under the performance unit plan in 2003. Under the plan, a number of performance units are granted to each participant based on his or her target long-term incentive. The ultimate value of each unit is determined at the end of the three year performance period, based on the Company’s performance against pre-established goals. The value of the units can range from zero to two times the target value. The goals that the Compensation Committee established for the 2003 performance cycle were: 1) return on invested capital compared to the Company’s cost of capital (weighted  1/3), and 2) total shareholder return compared to its peers (weighted  2/3).

Chief Executive Officer Compensation

In March 2003, the Company entered into an agreement with Mr. Garber under which he retired as an officer of the Company effective at the 2003 annual meeting. The agreement calls for him to continue as an employee until his 62nd birthday in August 2005. For the period of time Mr. Garber served as Chief Executive Officer, he received an annualized salary of $725,000, unchanged from the previous year. He also received a pro-rated incentive award under the MAIP of $52,560 for the portion of 2003 in which he served as Chief Executive Officer. He was granted stock options to purchase 100,000 ordinary shares during 2003.

Effective May 6, 2003 the Company named Jon Marshall the Chief Executive Officer. His salary was set by the Committee at $625,000 annually. His target bonus percentage under the MAIP was set at 100% of base salary. In his role as Chief Operating Officer, Mr. Marshall was granted 73,000 stock options in January 2003 and 30,000 performance units in March 2003. In May 2003, Mr. Marshall was granted an additional 200,000 stock options and 20,000 performance units in recognition of his increased job duties and responsibilities as Chief Executive Officer of the Company. The compensation philosophy for the Chief Executive Officer is the same as that for other executives of the Company. The Compensation Committee believes that the compensation for the Chief Executive Officer is generally the median range of the competitive market.

Policy Regarding Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility to public companies for compensation in excess of $1 million paid to a company’s chief executive officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Compensation Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company’s executive compensation programs. The Compensation Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

The Compensation Committee believes that stock options granted under the Company’s employee stock option plans would qualify as performance-based compensation. The Compensation Committee determined, however, not to qualify annual incentive awards under the MAIP as performance-based compensation qualifying for exemption under Section 162(m).

Current Members of the Compensation Committee:

Edward R. Muller*	Carroll W. Suggs
Stephen J. Solarz*	Nader H. Sultan*

Former members of the Compensation Committee who served during the year ended December 31, 2003:

Ferdinand A. Berger	John L. Whitmire
Thomas W. Cason

*Messrs. Muller, Solarz, and Sultan also served on the Compensation Committee during the year ended December 31, 2003.

EXECUTIVE COMPENSATION

The following table provides information as to the compensation of each person who served as chief executive officer during 2003 and the four other most highly compensated officers for each of the years ended December 31, 2003, 2002 and 2001. Compensation paid by Global Marine prior to the merger is not included in the table.

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long Term Compensation
Awards
Name and Principal Position	Year	Salary ($)		Bonus(1) ($)		Other Annual Compensation(2) ($)		Restricted Stock Award(3) ($)		Securities Underlying Options(4) (#)	All Other Compensation(5) ($)
C. Stedman Garber, Jr.(6) President and Chief Executive Officer	2003 2002 2001	$ $ $	725,000 725,020 575,000	$ $ $	52,560 600,000 500,000	$ $ $	— 352,813 —	$ $ $	— 906,163 —	100,000 210,000 313,175	$ $ $	17,940 19,854 51,475
Jon A. Marshall(7) President and Chief Executive Officer	2003 2002 2001	$ $ $	561,231 410,004 46,125	$ $ $	129,000 225,000 270,000	$ $ $	— — —	$ $ $	— 384,864 —	287,500 87,500 —	$ $ $	14,059 12,883 1,327
Robert E. Rose(8) Chairman of the Board	2003 2002 2001	$ $ $	675,000 675,000 78,125	$ $ $	140,000 600,000 400,000	$ $ $	— — —	$ $ $	— 891,839 —	160,000 192,500 —	$ $ $	22,765 16,850 1,815
W. Matt Ralls(9) Senior Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	400,020 312,510 35,500	$ $ $	54,000 155,000 250,000	$ $ $	— — —	$ $ $	— 271,630 —	70,000 59,500 —	$ $ $	13,968 12,787 1,432
James L. McCulloch(10) Senior Vice President and General Counsel	2003 2002 2001	$ $ $	324,996 270,000 25,177	$ $ $	44,000 125,000 262,500	$ $ $	— — —	$ $ $	— 216,594 —	64,500 50,000 —	$ $ $	13,788 12,603 1,134
Marion M. Woolie(11) Senior Vice President, Operations	2003 2002 2001	$ $ $	320,004 300,000 30,440	$ $ $	40,000 75,000 260,000	$ $ $	— — —	$ $ $	— 258,303 —	50,000 59,500 —	$ $ $	13,685 11,539 1,253

(1)	Bonuses based on service during and included in the table for each year were awarded and paid in the following year. Bonuses based on 2001 service include an annual bonus paid under the Company’s annual bonus plans and a special recognition award paid to the named executive officers, other than Messrs. Garber and Rose, related to services performed in connection with the merger with Global Marine. Of the bonus amounts earned in 2001 and paid in 2002, as set forth above, Mr. Garber elected to defer $100,000 and Mr. Marshall elected to defer $170,000 under the Company’s deferred compensation plan. Mr. Marshall also elected to defer $210,000 of salary for 2002 under the deferred compensation plan. There were no deferrals in 2003. Participants may elect to defer all or a portion of the annual bonus and salary to the extent it exceeds the deferral limits established under the Company’s tax-qualified plans. Deferred amounts are held in trust and invested at the election of the participant in the same range of investment options (other than Company ordinary shares) offered in the 401(k) Plan. After the deferred period, a participant receives the deferred compensation plus earnings thereon in a lump sum or in a series of annual payments over a period not to exceed ten years.

(2)	The amount shown for Mr. Garber includes reimbursement of relocation expenses ($324,798), tax reimbursements, financial counseling fees, and club memberships.

(3)	Dollar value is based on the closing price on December 31, 2002, the date on which the award was granted. Shares vest in full three years from the date of grant. The number and value of all restricted shares held at December 31, 2003, was: Mr. Garber, 37,260 shares, $925,166; Mr. Marshall, 15,825 shares, $392,935; Mr. Rose 239,592 shares, $5,949,069; Mr. Ralls, 11,169 shares, $277,326; Mr. McCulloch 8,906 shares, $221,136, and Mr. Woolie 10,621 shares, $263,719.

(4)	Expressed in terms of the number of ordinary shares of the Company underlying options granted during the years indicated.

(5)	Amounts for 2003 represent (a) $12,000 in the case of each named executive officer contributed by the Company to match a portion of the employees’ contributions under the Company’s 401(k) plan; plus (b) insurance premiums paid by the Company with respect to executive life insurance and group term life insurance for the benefit of the named executive officers (Mr. Garber, $5,940; Mr. Marshall, $2,059; Mr. Rose, $10,765; Mr. Ralls, $1,968; Mr. McCulloch, $1,788; and Mr. Woolie, $1,685).

(6)	Mr. Garber ended his services as President and Chief Executive Officer of the Company in May 2003, but will continue to serve as an employee until August 2005. In connection with the termination of his service as an officer and director, Mr. Garber and the Company agreed to certain terms regarding his employment. See “Employment Agreements and Termination Arrangements.”

(7)	Mr. Marshall succeeded Mr. Garber as President and Chief Executive Officer of the Company in May 2003. Mr. Marshall originally became an executive officer following the completion of the Global Marine merger on November 20, 2001. Prior to the merger, he was employed by Global Marine, and amounts set forth in the table above exclude amounts paid by Global Marine prior to the merger or accrued under the terms of the merger agreement. The excluded amounts include the $1,723,680 value of a performance stock payout at the time of the merger under Global Marine’s stock option and incentive plan.

(8)	Mr. Rose, who became an executive officer following the completion of the Global Marine merger on November 20, 2001, retired as an employee of the Company in March 2004. Prior to the merger, he was employed by Global Marine, and amounts set forth in the table above exclude amounts paid by Global Marine prior to the merger or accrued under the terms of the merger agreement. The excluded amounts include the $3,231,900 value of a performance stock payout at the time of the merger under Global Marine’s stock option and incentive plan and 166,250 restricted ordinary shares (as adjusted for the merger ratio) received pursuant to a grant by Global Marine with a grant date value of $3,474,625.

(9)	Mr. Ralls became an executive officer following the completion of the Global Marine merger on November 20, 2001. Prior to the merger, he was employed by Global Marine, and amounts set forth in the table above exclude amounts paid by Global Marine prior to the merger or accrued under the terms of the merger agreement. The excluded amounts include the $1,077,300 value of a performance stock payout at the time of the merger under Global Marine’s stock option and incentive plan.

(10)	Mr. McCulloch became an executive officer following the completion of the Global Marine merger on November 20, 2001. Prior to the merger, he was employed by Global Marine, and amounts set forth in the table above exclude amounts paid by Global Marine prior to the merger or accrued under the terms of the merger agreement. The excluded amounts include the $646,380 value of a performance stock payout at the time of the merger under Global Marine’s stock option and incentive plan.

(11)	Mr. Woolie became an executive officer following the completion of the Global Marine merger on November 20, 2001. Prior to the merger, he was employed by Global Marine, and amounts set forth in the table above exclude amounts paid by Global Marine prior to the merger or accrued under the terms of the merger agreement. The excluded amounts include the $1,077,300 value of a performance stock payout at the time of the merger under Global Marine’s stock option and incentive plan.

OPTION GRANTS IN 2003

The following table sets forth information concerning the grant of stock options during 2003 to each person who served as the Company’s chief executive officer during 2003 and the other executive officers named in the Summary Compensation Table.

OPTION GRANTS IN 2003
	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term (2)
Name	Number of Shares Underlying Options Granted (1) (#)	Percent of Total Options Granted to Employees in 2003		Exercise or Base Price ($ per share)		Expiration Date	5% ($)		10% ($)
C. S. Garber	100,000	2.73%			$25.02	1/21/2013		$4,075,494		$6,489,544
J. A. Marshall	87,500 200,000	2.39 5.45	% %	$ $	25.02 21.33	1/21/2013 5/06/2013	$ $	3,566,058 6,948,864	$ $	5,678,350 11,064,905
R. E. Rose	160,000	4.36%			$25.02	1/21/2013		$6,520,791		$10,383,270
W. M. Ralls	70,000	1.91%			$25.02	1/21/2013		$2,852,846		$4,542,681
J. L. McCulloch	64,500	1.76%			$25.02	1/21/2013		$2,628,694		$4,185,756
M. M. Woolie	50,000	1.36%			$25.02	1/21/2013		$2,037,747		$3,244,772

(1)	All options granted to the named officers were granted on January 21, 2003, other than an option to purchase 200,000 shares granted on May 6, 2003, to Mr. Marshall upon assuming the offices of President and Chief Executive Officer. All options were granted at exercise prices equal to the closing price of the ordinary shares on the date of grant. Each option vests in equal annual installments over three years, on the first, second and third anniversaries of the date of grant. The right to exercise unexercised options is subject to acceleration in certain circumstances including a change in control as described under “Employment Agreements and Termination Arrangements,” below, and upon death, disability and certain non-cause terminations of employment. Options shown in the table are not transferable except by will or the laws of descent and distribution, or to family members, trusts and partnerships.

(2)	These amounts represent certain arbitrarily assumed rates of annual compound share price appreciation from the date of grant over the full ten-year term of the option. Actual gains, if any, on option exercises or share holdings are dependent on the future performance of the ordinary shares. There can be no assurance that the amounts reflected in this table will be achieved.

OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table sets forth information concerning the exercise of stock options during 2003 by each person who served as the Company’s chief executive officer during 2003 and the other executive officers named in the Summary Compensation Table, and the fiscal year-end value of unexercised options.

AGGREGATED OPTION EXERCISES IN 2003

AND YEAR-END OPTION VALUES

Name	Number of Shares Underlying Options Exercised (#)	Value Realized(1) ($)	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Year-End(2) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. S. Garber	—	$—	262,290	89,270	$3,210,381	$614,250
J. A. Marshall	22,166	$379,925	501,396	345,250	$2,852,073	$733,000
R. E. Rose	—	$—	815,653	287,050	$3,350,353	$—
W. M. Ralls	—	$—	221,059	109,270	$670,057	$—
J. L. McCulloch	—	$—	192,993	97,500	$624,470	$—
M. M. Woolie	—	$—	262,290	97,500	$1,011,215	$—

(1)	Represents the spread between the exercise price and the sale price of the shares received upon exercise if such shares were sold on exercise or the spread between the exercise price and the fair market value of the shares received if such shares were held following exercise.

(2)	Represents the positive spread between the exercise price and the year-end closing price of $24.83.

LONG-TERM INCENTIVE PLAN AWARDS IN 2003

The following table sets forth information concerning the grant of performance units under the GlobalSantaFe 2003 Long-Term Incentive Plan during 2003 to each person who served as the Company’s chief executive officer during 2003 and the other executive officers named in the Summary Compensation Table.

LONG-TERM INCENTIVE PLAN

AWARDS IN 2003(1)

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($)(2)	Target ($)	Maximum ($)
C. S. Garber	—	—	—	—	—
J. A. Marshall	30,000	2003-2005	—	$750,000	$1,500,000
R. E. Rose	41,250	2003-2005	—	$1,031,250	$2,062,500
W. M. Ralls	15,000	2003-2005	—	$375,000	$750,000
J. L. McCulloch	13,600	2003-2005	—	$340,000	$680,000
M. M. Woolie	12,750	2003-2005	—	$318,750	$637,500

(1)	In March 2003, certain individuals were granted performance units under the GlobalSantaFe 2003 Long-Term Incentive Plan. The cash payout of the performance units at maturity varies as a percentage (0% - 200%) of the target value ($25 per unit) and is dependent on the actual performance of the Company during the period from January 1, 2003, through December 31, 2005, as measured by (i) the Company’s return on invested capital (“ROIC”) relative to the Company’s cost of capital (“CC”), and (ii) the Company’s total shareholder return (“TSR”) relative to the Company’s peer group total shareholder return, all as defined for purposes of the terms of the performance unit awards. The peer group for purposes of the calculation is Noble Drilling Corp., Transocean Inc., ENSCO International, Nabors Industries, Diamond Offshore, Rowan Companies, Inc. and Pride International, Inc.

(2)	The performance units have zero value at payout unless either (x) TSR equals or exceeds the 50th percentile or (y) ROIC exceeds CC.

PENSION PLAN TABLE

The following table includes combined amounts payable pursuant to the qualified pension plan, a nonqualified pension equalization plan, and a nonqualified supplemental executive retirement plan.

PENSION PLAN TABLE

	Years of Service
Remuneration	5	10	15	35
$ 400,000	$80,000	$160,000	$240,000	$240,000
$ 500,000	$100,000	$200,000	$300,000	$300,000
$ 600,000	$120,000	$240,000	$360,000	$360,000
$ 700,000	$140,000	$280,000	$420,000	$420,000
$ 800,000	$160,000	$320,000	$480,000	$480,000
$ 900,000	$180,000	$360,000	$540,000	$540,000
$1,000,000	$200,000	$400,000	$600,000	$600,000
$1,100,000	$220,000	$440,000	$660,000	$660,000
$1,200,000	$240,000	$480,000	$720,000	$720,000
$1,300,000	$260,000	$520,000	$780,000	$780,000
$1,400,000	$280,000	$560,000	$840,000	$840,000
$1,500,000	$300,000	$600,000	$900,000	$900,000
$1,600,000	$320,000	$640,000	$960,000	$960,000

Annual retirement benefits are based on a participant’s base salary and bonus. The benefits shown are based on normal retirement and computed on the basis of a straight life annuity for single participants. For participants who have been married at least one year, the benefits shown will be payable as a 100% joint and survivor annuity in an actuarially reduced amount. Benefits do not reflect an offset for Social Security benefits under the qualified pension plan. The nonqualified supplemental executive retirement plan provides for a lump sum payment that is actuarially equivalent to the periodic payments in the plans included in the table above.

The full years of credited service as of December 31, 2003, for purposes of determining the entitlement to retire with a benefit under all plans and for purposes of determining the benefit under the qualified plan and the nonqualified pension equalization plan for each of the named executive officers are: Mr. Garber, 20 years; Mr. Marshall, 24 years; Mr. Rose, 18 years; Mr. Ralls, 6 years; Mr. McCulloch, 20 years, and Mr. Woolie, 24 years. Messrs. Garber, Marshall, Rose, McCulloch, and Woolie each have the maximum of 15 full years of employment that can be credited under the nonqualified supplemental executive plan. Mr. Ralls has 6 years of employment under the nonqualified supplemental executive plan and upon certain events as described under “Employment Agreements and Termination Arrangements” will be entitled to 15 years of service under such plan. The Pension Plan table assumes that years of service and annual compensation for a particular individual are the same under all plans.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of the close of the fiscal year.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by shareholders(4)	22,092,618	$24.995	12,089,468
Equity compensation plans not approved by shareholders	—	—	—
Total	22,092,618	$24.995	12,089,468

(1)	Includes options outstanding as of December 31, 2003, for 1,00,570 shares under the Global Marine 1989 Stock Option and Incentive Plan and 84,455 shares under the Global Marine 1990 Non-Employee Director Stock Option Plan which options were assumed in the merger with Global Marine. The Global Marine Plans under which these options were issued were not assumed.

(2)	Restricted stock awards are not considered in the weighted average exercise price calculation. The weighted average exercise price of the options referenced in note (1) is $22.84 for the Global Marine 1989 Stock Option and Incentive Plan and $29.24 for the Global Marine 1990 Non-Employee Director Stock Option Plan.

(3)	Amounts set forth in column (c) include 2,700,700 shares reserved for issuance under options granted in 2004. Shares purchased on December 30, 2003, by participating employees under the GlobalSantaFe Employee Share Purchase Plan (250,761 shares), but not issued until January 2004, are treated as issued shares for purposes of the table and therefore are not included in any amounts in the table. The GlobalSantaFe 2003 Long-Term Incentive Plan (the “2003 Incentive Plan”) provides for a maximum of 6,000,000 ordinary shares of the Company as to which awards may be granted, plus (i) shares, if any, available for future awards under all of the Company’s long-term incentive and stock option plans with capacity for future awards (collectively the “Prior Incentive Plans”), (ii) shares forfeited under the Prior Incentive Plans or the 2003 Incentive Plan, (iii) shares delivered as payment or delivered or withheld for taxes under the Prior Incentive Plans or the 2003 Incentive Plan and (iv) shares delivered in substitution of outstanding awards or obligations to grant future awards under plans of other companies acquired by the Company or a related company. Of the shares set forth in column (c), shares may be issued other than upon exercise of an option, warrant or right as follows: (i) 1,076,725 shares remain available for issuance under the GlobalSantaFe Employee Share Purchase Plan and (ii) 500,000 shares remain available for issuance for stock awards under the 2003 Incentive Plan.

(4)	The Company assumed the Global Marine 1998 Stock Option and Incentive Plan, the Global Marine 1994 Non-Employee Stock Option and Incentive Plan and the Global Marine 2001 Non-Employee Director Stock Option and Incentive Plan under the merger agreement with Global Marine Inc. (“Assumed Plans”). Shares to be issued upon exercise of outstanding options (9,657,787) under the Assumed Plans are included in the amounts set forth in the table. All of the shares available for future awards under the Assumed Plans are included in the shares available under the 2003 Incentive Plan and accordingly are included in the amounts set forth in the table. See also note (1) regarding individual options assumed in connection with the merger.

EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

Severance Agreements

The Company has severance agreements with some of its key officers. Severance agreements covering former executive officers of Global Marine, including Messrs. Marshall, Ralls, McCulloch and Woolie, were assumed by the Company in the merger. The agreements covering former executive officers of Global Marine provide severance benefits in the event of termination of employment, other than for “cause,” or voluntary termination for “good reason” during the three-year period following a change in control (which was triggered by the merger with Global Marine). The benefits that apply when there is a change in control and termination of the executive’s employment include severance compensation based upon three times annual salary and three times the highest bonus paid to the executives in the prior three years, paid as salary continuation, gross-up for any applicable excise tax, extension of welfare benefits for three years or until employment affording such benefits is secured, and for purposes of calculating the executive’s pension plan benefits, continued accrual of service for the salary continuation period.

In addition, in the event that an executive becomes entitled to severance benefits, such executive’s stock options will remain exercisable until the earlier of three years following termination of employment and the expiration of the option. Among the executive officers covered by such agreements are Messrs. Marshall, Ralls, McCulloch, and Woolie.

On January 20, 2003, Mr. Ralls entered into an agreement supplemental to his severance agreement specifying a minimum annual base salary of $400,000 and a minimum target bonus equal to 65% of his annual base salary. If Mr. Ralls’ employment terminates due to death, disability or good reason, as defined in the supplemental agreement, the Company terminates Mr. Ralls without cause, as defined in the supplemental agreement, or his employment is terminated for any reason after he attains age 58, he will be entitled to immediate vesting of benefits under the nonqualified supplemental executive plan as if he had attained age 62 and 15 years of service except that the bonus used to compute benefits shall be the greater of the actual bonus or $250,000.

Employment Agreements

In connection with the Global Marine merger, Mr. Garber entered into a letter agreement with the Company setting forth his duties and amending the terms of his severance agreement. The agreements provided that Mr. Garber would receive severance benefits in the event of termination of his employment by the Company other than for cause or in the event of his voluntary termination for good reason, as defined in the letter agreement, during the period beginning on a change in control (which was triggered by the merger with Global Marine) and ending on the later of three years after a change in control and the date following his 62nd birthday. Severance benefits under the agreement included compensation based on three times annual salary and target bonus, a gross-up for any applicable excise tax and extension of welfare benefits for three years. In addition, in the event he became entitled to severance, Mr. Garber’s pension benefits would have been based on an additional three years of service and three years of age, and Mr. Garber’s options would remain exercisable for a period ending on the earlier of three years following his termination of employment and the expiration of the original terms of the options.

On May 6, 2003, Mr. Garber’s services as an officer of the Company ended. Mr. Garber will continue as an employee until his 62nd birthday in August 2005 and will provide services as requested by the Chief Executive Officer of the Company. In connection with his change in status, Mr. Garber and the Company agreed to terms that supersede his previous agreements with the Company. Under the new terms, Mr. Garber will continue to receive his annual base salary of $725,000 during the term of his employment, will have the opportunity to earn a bonus for the 2003 calendar year based on Company performance (pro-rated to reflect his status as an officer through May 2003), and will otherwise continue to participate in other employee benefits. The terms also provide for an increase of approximately $3,835,930 in Mr. Garber’s payment at age 62 under the Company’s nonqualified retirement plans (calculated based on current interest rates) and provide Mr. Garber protection if an intervening change of law accelerates the timing of or changes the nature of the taxation of his benefits under such plans. Mr. Garber will be entitled to relocation benefits in the event of his relocation within the continental United States, and reimbursement of financial planning expenses of up to $30,000. The term of Mr. Garber’s options granted in 1997, which would otherwise terminate in February 2006, will be extended to May 2006. The base salary and nonqualified retirement plan benefit payable under the terms will be accelerated upon a change in control of the Company or other non-cause termination of employment by the Company. These terms also provide for a gross-up for any applicable excise tax and for a death benefit equal to salary through the scheduled date of retirement. Mr. Garber has agreed not to compete with the Company during a period ending August 2007.

Pursuant to the terms of the merger agreement, Mr. Rose’s employment agreement was amended and Mr. Rose became employed by the Company. The agreement terminated in March 2004. The agreement, which Global Marine originally entered into with Mr. Rose on December 16, 1999, and amended in August 2001 and July 2003, specified a minimum annual base salary of $625,000. If the Company terminated Mr. Rose without cause, including termination by Mr. Rose for good reason as defined in the agreement, he would have been entitled to salary and benefit continuation for the greater of the remainder of the term of the agreement or 24 months. In addition, he would have been entitled to a lump sum payment equal to the greater of his actual or target bonuses for the two years prior to termination. If the Company terminated Mr. Rose without cause, including termination by Mr. Rose for good reason, in the 36-month period following a change in control (which was triggered by the merger), as defined in the agreement, he would have been entitled to salary and benefit continuation for the greater of the term of the agreement or three years. In addition, Mr. Rose would have been entitled to a lump sum payment equal to three times the greater of his highest bonus paid in the previous three years or his highest target bonus in the previous three years. The agreement also provided for a gross-up for any applicable excise taxes. Upon his termination due to death or disability, Mr. Rose or his estate would have been entitled to a lump sum payment equal to three times his annual salary.

Change In Control Arrangements

In addition to the change in control provisions in the employment and severance agreements described above, outstanding option agreements and restricted stock grants under the Company’s incentive plans provide that the right to exercise all options remaining unexercised shall accelerate, so that such options will become immediately exercisable, and restricted stock will vest upon a change in control, as defined in the plans. The merger with Global Marine constituted a change in control under both the Company’s and Global Marine’s employment and severance agreements and options plans.

In the case of outstanding performance units, if a change of control, as defined in the terms of the performance unit awards, occurs during the performance cycle, the holders of the performance units are entitled to one-third of the performance units for each full year and each partial year that has elapsed during the performance cycle prior to the change in control. Those performance units will be paid on the date of the change in control and have a payout value equal to the target value ($25 per unit). The balance of the performance units will be forfeited.

CUMULATIVE TOTAL SHAREHOLDER RETURN

The following graph compares the changes in the cumulative total shareholder returns of (i) the Company, (ii) the Standard & Poor’s 500 Stock Index, and (iii) a peer group comprised of a weighted index of a group of other companies in the Company’s industry. The peer group is comprised of: Diamond Offshore Drilling Inc.; ENSCO International Incorporated; Noble Drilling Corporation; Pride International, Inc.; Rowan Companies, Inc.; and Transocean Inc. The graph assumes that $100 was invested on December 31, 1998, in each of the Company’s ordinary shares, the S&P 500, and the peer group, and that all dividends were reinvested.

5 Year Total Shareholder Return

Global Santa Fe vs. S&P 500 and an Industry Peer Group

	December 1998	December 1999	December 2000	December 2001	December 2002	December 2003
Peer Group	$100	$74.29	$102.01	$75.81	$66.21	$156.04
S&P 500 Index	$100	$155.63	$141.46	$124.66	$97.12	$97.19
GlobalSantaFe	$100	$64.28	$79.93	$71.44	$61.22	$175.87

* Santa Fe International stock price was used prior to merger

APPROVAL OF A SPECIAL RESOLUTION TO AMEND THE COMPANY’S AMENDED AND

RESTATED ARTICLES OF ASSOCIATION TO PERMIT TELEPHONIC AND

INTERNET VOTING BY RECORD SHAREHOLDERS

The Board of Directors has approved a special resolution to amend the Company’s Amended and Restated Articles of Association to allow the Company’s record shareholders to vote on Company matters telephonically and via the Internet. Currently, record shareholders are not able to utilize telephonic or Internet voting. The Board of Directors believes permitting telephonic and Internet voting by record shareholders would provide earlier results and increase shareholder participation, and may reduce the costs of the Annual General Meeting of Shareholders. In addition, telephonic and Internet voting are now common practice among large public companies. The form of these amendments is attached hereto as Appendix B. If the shareholders approve the special resolution, the amendments to the Company’s Amended and Restated Articles of Association will be filed with the Cayman Islands Registrar of Companies as soon as practicable after the meeting. The Amendments will become effective on the date of the meting.

Requisite Vote. The vote required for approval for the special resolution to amend the Company’s Amended and Restated Articles of Association is two-thirds of the shares represented and voted at the meeting on this proposal. The Board of Directors recommends a vote “FOR” approval of a special resolution to amend the Company’s Amended and Restated Articles of Association to permit telephonic and Internet voting by the record shareholders, and duly executed proxies will be voted for approval unless otherwise indicated thereon.

APPROVAL OF A SPECIAL RESOLUTION TO AMEND THE COMPANY’S AMENDED AND

RESTATED ARTICLES OF ASSOCIATION TO REMOVE THE LANGUAGE “NO SHARE

OWNERSHIP QUALIFICATION FOR DIRECTORS SHALL BE REQUIRED.”

The Board of Directors has approved a special resolution to amend the Company’s Amended and Restated Articles of Association to remove Section 17.5(a) of the Articles, which reads: “No share ownership qualification for Directors shall be required.” The Board of Directors believes removing this provision from the Company’s Amended and Restated Articles of Association would provide the Board with flexibility should it decide to implement director share ownership requirements in the future. The adoption of director share ownership requirements would show confidence in the Company, further align the interests of the directors with the interests of the shareholders, and further promote good corporate governance. If the shareholders approve the special resolution, the amendment to the Company’s Amended and Restated Articles of Association will be filed with the Cayman Islands Registrar of Companies as soon as practicable after the meeting. The Amendment will become effective on the date of the meeting.

Requisite Vote. The vote required for approval for the special resolution to amend the Company’s Amended and Restated Articles of Association is two-thirds of the shares represented and voted at the meeting on this proposal. The Board of Directors recommends a vote “FOR” approval of a special resolution to amend the Company’s Amended and Restated Articles of Association to remove the language “No share ownership qualification for Directors shall be required.”, and duly executed proxies will be voted for approval unless otherwise indicated thereon.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent certified public accountants for the Company and its subsidiaries for the year ending December 31, 2004, subject to ratification by the shareholders. Accordingly, the Committee seeks shareholder ratification of the appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting to make a statement if they desire to do so and to respond to appropriate questions.

Requisite Vote. The vote required for ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants is a majority of the shares represented and voted at the meeting. The Audit Committee recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the independent certified public accountants for the Company and its subsidiaries for the year ending December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kuwait Petroleum Corporation

As of April 7, 2004, Kuwait Petroleum Corporation, through SFIC Holdings (Cayman), Inc., owned approximately     % of the outstanding ordinary shares of the Company. Kuwait Petroleum Corporation, through SFIC Holdings (Cayman), Inc., is able to significantly influence the management and affairs of the Company and all matters requiring shareholder approval, including the election of the Board of Directors. The Company, SFIC Holdings (Cayman), Inc. and Kuwait Petroleum Corporation are parties to an intercompany agreement, as amended in connection with the merger with Global Marine. The intercompany agreement provides for rights on the part of SFIC Holdings (Cayman), Inc. and Kuwait Petroleum Corporation, including those described below under “Board Designees,” “SFIC Holdings’ Consent,” “Registration Rights” and “Access to Information.” The Articles of Association of the Company, as amended and restated, contain analogous provisions to the intercompany agreement in regard to board designees and SFIC Holdings’ consent, as well as the provisions described below under “Quorum for Certain Special Resolutions.” Although Kuwait Petroleum Corporation has not exercised all of the rights available to it under the intercompany agreement and Articles of Association, Kuwait Petroleum Corporation has advised the Company that, so long as it remains a significant indirect shareholder, it plans to monitor its investment in the Company and, if and when appropriate, exercise its rights under the intercompany agreement and the Articles of Association. Because Kuwait Petroleum Corporation controlled the Company at the time these agreements were originally entered into, these transactions and arrangements were not the result of arm’s-length negotiations.

It is expected that Kuwait Petroleum Corporation will make future sales of ordinary shares at times and in a manner consistent with its evaluation of price levels and market conditions and the maintenance of an orderly market for the Company’s ordinary shares. These transactions may include private sales or public offerings through underwriters, dealers or agents, or a combination of any of these.

Contract Drilling Services. The Company provides contract drilling and associated services in Kuwait to the Kuwait Oil Company (K.S.C.), also referred to as KOC, a subsidiary of Kuwait Petroleum Corporation. The Company also provides contract-drilling services in the Kuwait-Saudi Arabia Partitioned Neutral Zone of which the State of Kuwait is a beneficiary. The Company performs services under drilling contracts that have terms and conditions and rates of compensation that approximate the terms and conditions and rates of compensation that are customarily included in the Company’s arm’s-length contracts of a similar nature. In connection with these drilling contracts, KOC provides the Company rent-free use of land and maintenance facilities. KOC has committed to continue providing this use to the Company, if the maintenance facilities are available, through the current term of the drilling contracts and extensions thereof as may be agreed. As part of the Company’s drilling business in Kuwait, the Company has an agency agreement with a subsidiary of Kuwait Petroleum Corporation, which obligates the Company to pay an agency fee based on a percentage of revenues. The Company believes the terms of this agreement are more favorable to the Company than the terms that could be obtained with an unrelated third party in an arm’s-length negotiation. The value of these favorable terms are currently immaterial to the Company’s results of operations.

The Company earned revenues from Kuwait Petroleum Corporation affiliated companies in the ordinary course of business of $47.8 million for the year ended December 31, 2003. The Company paid agency fees to a subsidiary of Kuwait Petroleum Corporation of approximately $444,000 during the year ended December 31, 2003. The Company had accounts receivable from Kuwait Petroleum Corporation affiliated companies of $6.8 million at December 31, 2003.

Board Designees. Kuwait Petroleum Corporation, acting through SFIC Holdings (Cayman), Inc., is entitled to designate three representatives to be members of the Board of Directors of the Company, who must be reasonably acceptable to the Company. As long as Kuwait Petroleum Corporation and its affiliates own at least 12.5% of the outstanding ordinary shares or at least 12.5% of the outstanding voting shares, SFIC Holdings (Cayman), Inc. will have the right to designate for election three directors of the Company. If SFIC Holdings (Cayman), Inc.’s interest is reduced to less than 12.5% and equal to or greater than 7.5%, the number of directors that SFIC Holdings (Cayman), Inc. will have the right to designate for election will be reduced from three to two. If SFIC Holdings (Cayman), Inc.’s interest is reduced to less than 7.5% and equal to or greater than 4%, the number of directors that SFIC Holdings (Cayman), Inc. may designate for election will be reduced from two to one. If SFIC Holdings (Cayman), Inc.’s interest is reduced to less than 4%, it will not have the right to designate any directors for election to the Board of the Company. For purposes of determining SFIC Holdings (Cayman), Inc.’s rights to Board representation, until SFIC Holdings (Cayman), Inc. sells any ordinary shares, only ordinary shares outstanding at November 20, 2001, are included in the calculation of the ownership percentage. Accordingly, reductions in SFIC Holdings (Cayman), Inc.’s percentage ownership as a result of the Company’s issuance of shares for any reason following the merger with Global Marine will not reduce SFIC Holdings (Cayman), Inc.’s Board representation until SFIC Holdings (Cayman), Inc. sells any shares.

As long as SFIC Holdings (Cayman), Inc. has the right to designate a representative to the Board of Directors of the Company, (i) if a designee of SFIC Holdings (Cayman), Inc. ceases to serve as a director on the Board of Directors for any reason, the Company will cause the vacancy to be filled by another SFIC Holdings (Cayman), Inc. designee, and (ii) SFIC Holdings (Cayman), Inc. has the right to appoint one of its designees to serve as a member of each committee of the Board of Directors, subject to any applicable law or regulation of the NYSE. The NYSE has adopted new regulations to comport with new rules adopted by the Securities and Exchange Commission under the Sarbanes Oxley Act of 2002 that implement heightened independence requirements for audit committee members, and the Board has determined that the designees of SFIC Holdings (Cayman), Inc. should not be regarded as independent for purposes service as members of the Board’s Audit Committee under the new regulations. Accordingly, no SFIC Holdings (Cayman), Inc. designee currently serves as a member of the Audit Committee.

SFIC Holdings’ Consent. As long as Kuwait Petroleum Corporation and its affiliates, in the aggregate, own at least 10% of all of the outstanding ordinary shares or at least 10% of all the outstanding voting shares of the Company, the consent of SFIC Holdings (Cayman), Inc. is required to change the jurisdiction of any existing subsidiary of the Company or incorporate a new subsidiary in any jurisdiction in a manner materially adversely affecting the rights or interests of Kuwait Petroleum Corporation and its affiliates or reincorporate the Company in another jurisdiction.

Registration Rights. The Company granted demand and “piggyback” registration rights to the Kuwait Petroleum Corporation affiliated group for the Company’s equity securities that it owns. Under the demand registration rights, the Kuwait Petroleum Corporation affiliated group may, at any time, request that the Company register under the U.S. federal securities laws any or all ordinary shares held by the Kuwait Petroleum Corporation affiliated group whenever it wishes to sell ordinary shares in a transaction it reasonably expects will yield gross proceeds of at least $250.0 million. The Company has agreed to use its best efforts to effect any demand registrations requested by the Kuwait Petroleum Corporation affiliated group. The Company also agreed to register under the U.S. federal securities laws a specified amount of ordinary shares held by the Kuwait Petroleum Corporation affiliated group when it initiates other registrations of the Company’s equity securities on its own behalf or on behalf of any of its other shareholders. These registration rights are transferable by the Kuwait Petroleum Corporation affiliated group. The Company has agreed to pay all costs and expenses in connection with each of these registrations, except underwriting discounts and commissions applicable to the securities sold by the Kuwait Petroleum Corporation affiliated group and its transferees. The intercompany agreement also contains specified restrictions on the ability of the Kuwait Petroleum Corporation affiliated group to exercise its demand and piggyback registration rights. In addition, the intercompany agreement contains customary terms and provisions about registration procedures and indemnification for damages arising from our registration of ordinary shares.

Access to Information. As long as Kuwait Petroleum Corporation and it affiliates, in the aggregate, own at least 10% of all of the outstanding ordinary shares or at least 10% of all the outstanding voting shares of the Company, SFIC Holdings (Cayman), Inc. will be entitled to reasonable access rights to the properties, records, officers and auditors of the Company and its subsidiaries, and the Company must provide such information, analyses and access to its personnel as SFIC Holdings (Cayman), Inc. may reasonably request on behalf of SFIC Holdings (Cayman), Inc. and its affiliates in order to comply with applicable regulations of the State of Kuwait.

Quorum for Certain Special Resolutions. For so long as Kuwait Petroleum Corporation or its affiliates own at least 4% of the outstanding voting shares or 4% of the outstanding voting power, the quorum for any meeting at which a special resolution relating to the rights of Kuwait Petroleum Corporation or its affiliates in the Articles of Association is to be considered and voted upon shall be one or more shareholders present in person or by proxy holding at least a majority of the outstanding ordinary shares entitled to vote at such meeting and one of such shareholder percent is SFIC Holdings.

CHARTER PROVISIONS RELATING TO CORPORATE

OPPORTUNITIES AND INTERESTED DIRECTORS

Three persons who are also directors or officers of SFIC Holdings (Cayman), Inc. or Kuwait Petroleum Corporation serve as members of the Board of Directors of the Company. As a result, the Company’s directors who are also directors or officers of Kuwait Petroleum Corporation or SFIC Holdings (Cayman), Inc. may be faced with conflicts of interest. Potential conflicts of interest exist or could arise in the future for these directors in a number of areas, including the Company’s contract drilling activities in Kuwait and its other business relationships with Kuwait Petroleum Corporation subsidiaries.

To address potential conflicts of interest between the Company and the Kuwait Petroleum Corporation affiliated groups, the Company’s Articles of Association contain provisions regulating and defining the conduct of its affairs involving the Kuwait Petroleum Corporation affiliated group and their directors and officers. In general, these provisions recognize that the Company and the Kuwait Petroleum Corporation affiliated group may engage in the same line of business and have an interest in the same areas of corporate opportunities. These provisions also recognize that the Company and the Kuwait Petroleum Corporation affiliated group will continue to have contractual and business relations with each other, including the service of directors and officers of the Kuwait Petroleum Corporation affiliated group as the Company’s directors.

The Company’s Articles of Association provide that the Kuwait Petroleum Corporation affiliated group will have no duty to refrain from engaging in the Company’s lines of business, and they may do business with any of the Company’s customers or employ any of the Company’s employees. The Articles of Association also provide that the Kuwait Petroleum

Corporation affiliated group is not under any duty to present any corporate opportunity to the Company that may be a corporate opportunity for both the Kuwait Petroleum Corporation affiliated group and the Company.

When corporate opportunities are offered to persons who are directors or officers of the Company and of the Kuwait Petroleum Corporation affiliated group, the Company’s Articles of Association provide that the directors or officers will not be liable to the Company or to its shareholders if members of the Kuwait Petroleum Corporation affiliated group pursue the corporate opportunities for themselves or do not present the corporate opportunities to the Company as long as the directors or officers act in a manner consistent with a policy that provides for allocation based principally on the capacities in which the director or officer is offered the opportunity. However, the directors or officers may be liable to the Company or its shareholders if they engage in willful default or fraud in not presenting the corporate opportunities to the Company.

The Articles of Association also provide that no arrangement between the Company and the Kuwait Petroleum Corporation affiliated group or another related party will be voidable, and no liability will be imposed, solely because a member of the Kuwait Petroleum Corporation affiliated group is a party thereto, or solely because any directors or officers who are related parties are present at, participate in or vote regarding, the authorization of the arrangement as long as the material facts as to the arrangement are disclosed to the Company’s Board of Directors or the holders of the ordinary shares who approve the arrangement. However, the directors or officers may be liable to the Company or its shareholders if they engage in willful default in voting on arrangements between the Company and the Kuwait Petroleum Corporation affiliated group.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

The present members of the Compensation Committee of the Board of Directors (Mrs. Suggs and Messrs. Muller, Solarz and Sultan) and former members (Messrs. Berger, Cason, and Whitmire) served as members of the Committee during 2003. No current or former officer or employee of the Company serves on the Company’s Compensation Committee or served on that committee at any time during 2003 or any prior year.

Mr. Sultan serves as Chief Executive Officer and a director of Kuwait Petroleum Corporation and serves as a director of SFIC Holdings (Cayman), Inc. For a description of the relationship among the Company, Kuwait Petroleum Corporation and SFIC Holdings (Cayman), Inc., see “Certain Relationships and Related Transactions.”

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require the Company’s executive officers and directors, and persons who own more than ten percent of the Company’s ordinary shares, to file initial reports of ownership and reports of changes in ownership of the Company’s equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2003, the Company believes that no director, officer or beneficial owner of more than ten percent of the ordinary shares failed to file a report on a timely basis during 2003.

Solicitation

The cost of this proxy solicitation will be borne by the Company. It is expected that the solicitation will be primarily by mail, telephone and facsimile. The Company has arranged for Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to solicit proxies in such manner at a cost of $10,000 plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to owners of ordinary shares. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

Revocation of Proxies

You may revoke your proxy at any time before it is voted by any of the following actions: (i) by notifying the Company’s Secretary in writing any time before it is voted; (ii) by submitting a subsequent proxy; or (iii) by voting in person at the Annual General Meeting. Attendance at the Annual General Meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to the Secretary at the Company’s principal executive offices, 15375 Memorial Drive, Houston, Texas 77079-4101.

Shareholders’ Proposals

The U.S. federal securities laws provide each shareholder with a limited right to propose for inclusion in the Company’s proxy statement a single proposal for action to be taken at the Annual General Meeting of Shareholders. Proposals intended to be presented at the Annual General Meeting to be held in 2005 and otherwise eligible must be directed to the Secretary of the Company at 15375 Memorial Drive, Houston, Texas 77079-4101, and must be received no later than December 22, 2004.

If a shareholder desires to bring a matter before an annual general meeting and the matter is not eligible or is not timely submitted for inclusion in the Company’s proxy statement, or if the stockholder desires to nominate a person to be a director, the shareholder must follow the procedures outlined in the Company’s Articles of Association. The Articles of Association require timely notice in writing of the matter or nomination, and receipt of the written notice by the Company’s Secretary not later than the close of business on the 90th day prior to the anniversary of the originally scheduled date of the preceding year’s annual general meeting. The deadline for delivery and receipt of such notices for the 2004 Annual General Meeting of Shareholders was the close of business on February 6, 2004, and the deadline for delivery and receipt of such notices for the 2005 Annual General Meeting of Shareholders is the close of business on March 10, 2005. A copy of the Company’s Articles of Association is available upon request from the Secretary of the Company at 15375 Memorial Drive, Houston, Texas 77079-4101.

Other Matters to be Presented

The Company has not been notified of and the Board of Directors does not know of any other matters to be presented for action at the 2004 Annual General Meeting of Shareholders. If any other matters should properly come before the Annual General Meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

METHODS OF VOTING

Shares Registered Directly in Your Name

If your shares are registered directly with the Company’s transfer agent and registrar, Computershare Investor Services, you may vote by mailing the enclosed proxy card in the envelope provided. Owners of record are currently prohibited from voting via the Internet or by telephone.

Shares Registered in the Name of a Brokerage Firm or Bank

If your shares are registered through a brokerage firm or bank, you may be eligible to vote via the Internet or to vote telephonically by calling the telephone number referenced on your broker’s or bank’s voting instruction form. A number of brokerage firms participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting instruction form, or you may vote electronically via the Internet at the following address: www.proxyvote.com

Shares Held in a GlobalSantaFe 401(k) Account

If your shares are held through the GlobalSantaFe 401(k) Savings Plan, you may vote by mailing the enclosed voting direction form in the envelope provided.

GLOBALSANTAFE CORPORATION

By	/s/ ALEXANDER A. KREZEL

Secretary

Houston, Texas

April 21, 2004

Appendix A

DIRECTOR INDEPENDENCE STANDARDS

Pursuant to the New York Stock Exchange Corporate Governance Rules, a majority of the Board of Directors (“Board”) of GlobalSantaFe Corporation (the “Company”) must be independent. No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. The Board will observe and comply with all additional criteria for independence established by the New York Stock Exchange and other governing laws and regulations.

To assist it in its determinations of director independence, the Board has established the following standards to apply when assessing the independence of a director and the materiality of a director’s relationship with the Company:

A.	A director will not be independent if, within the preceding three years:

•	the director was employed by the Company or any of its direct or indirect subsidiaries or affiliates;

•	an immediate family member of the director was employed by the Company as an executive officer;

•	the director was employed by or affiliated with the Company’s present or former independent auditors;

•	an immediate family member of the director was affiliated with or employed in a professional capacity by the Company’s present or former independent auditors;

•	the director was employed, or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives served on its compensation committee;

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees; or

•	the director of the Company was an executive officer or an employee, or an immediate family member of the director was an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000, or (b) 2% of such other company’s consolidated gross revenues.

B.	The following commercial or charitable relationship will not be considered to be material relationships that would impair a director’s independence:

•	if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

A-1

•	if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer;

•	if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders equity of the company where the director serves as an executive officer; or

•	if a director of the Company serves as an officer of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues.

C.	For relationships not covered by Section B above, the determination of whether the relationship is material or not, and whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in Sections A and B above. The Company will explain in its proxy statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section B above.

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for within the Audit Committee charter.

For the above standards that contain a three-year “look back” provision, there is a one-year “look back” transition period up to November 3, 2004, thereafter the three-year “look back” provision applies.

A-2

Appendix B

AMENDMENTS TO ARTICLES OF ASSOCIATION

Additions or amendments are indicated by bolded text.

1.	The following definitions will be inserted in Article 1.1:

“Electronic” has the same meaning as in the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Electronic Record” has the same meaning as in the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

2.	The following definitions in Article 1.1 will be amended to read as follows:

“written” and “in writing” includes all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

3.	The following wording will be inserted in Article 1.1:

In these Articles, Section 8 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply.

4.	The following will be inserted as a new Article 15.12:

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

5.	Article 16.2 will be amended to read as follows:

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place and by such means (Electronic or otherwise) as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of an Electronic Record in the form specified for that purpose in the notice convening the meeting or a facsimile transmission of the signed proxy or upon receipt of an Electronic Record confirmation from the appointer that the instrument of proxy duly signed or an Electronic Record in the form specified for that purpose in the notice convening the meeting is in the course of transmission to the Company. Where an instrument appointing a proxy is deposited by Electronic Record, the proxy shall be deemed to be deposited by transmitting the Electronic Record in the form specified for that purpose in the notice convening the meeting provided by the Company and shall be deemed to have been deposited on the same day that it was sent, and it shall not be necessary for the receipt of the Electronic Record to be acknowledged by the Company.

B-1

6.	Article 16.3 will be amended to read as follows:

The instrument appointing a proxy may be in any usual or common form, including in the form of an Electronic Record, (or any other form approved by the Directors) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

7.	Article 32.1 will be amended to read as follows:

Notices shall be in writing and may be given by the Company to any Shareholder either personally or by sending it by post, air courier, cable, facsimile transmission, e-mail or telex to him or to his address as shown in the Register (or where the notice is given by e-mail by sending it to the e-mail address provided by such Shareholder), such notice, if mailed, to be forwarded by airmail where practicable. Any such notice shall be deemed to have been effected on the date the letter containing the same is posted as aforesaid, or sent by air courier, cable, facsimile transmission or telex. Where a notice is given by e-mail, service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

B-2

Charter of the Audit Committee

of the Board of Directors of GlobalSantaFe Corporation

PURPOSE

The primary purpose of the Audit Committee (the “ Committee”) of the Board of Directors (the “Board”) of GlobalSantaFe Corporation is to assist the Board in fulfilling its responsibility to oversee management’s conduct of the financial reporting process of GlobalSantaFe Corporation and its subsidiaries (collectively, the “Company”). Such assistance includes oversight by the Committee of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the Company’s programs for compliance with its business conduct and conflict of interest policies as established by management and the Board.

MEMBERSHIP

Each member of the Committee shall be independent and qualified under standards established by applicable law and/or stock exchange listing standards. At least one member of the Committee shall be a “financial expert” as defined by applicable law, and determined by the Board as a whole. All members of the Audit Committee shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee. No director who serves on the audit committees of more than two other public companies may serve on the Audit Committee, unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Audit Committee. Except in any such member’s capacity as a member of the Audit Committee, the Board of Directors, or any other board committee, no member shall accept any consulting, advisory or other compensatory fee from the Company, or be an affiliated person (or designee of an affiliated person) of the Company or any subsidiary thereof. Each member of the Committee shall be appointed as a member by the Board of Directors, which shall also designate one member as Committee chairman and may also remove any or all members of the Committee in its discretion at any time.

POWERS

The Committee shall have and may exercise all the powers of the Board, except as may be prohibited by law, with respect to all matters encompassed by this Charter.

The Company’s independent auditor is responsible to the Committee and ultimately to the Board. The Committee shall have the authority and responsibility to select, appoint, evaluate and, where appropriate, replace the outside auditor. In addition, the Committee, subject to any action that may be taken by the full Board, shall recommend stockholder ratification of the appointment of the outside auditor. The Committee shall also have the power to review and confirm management’s appointment, termination or replacement of the Company’s Director of Auditing, as well as the department’s annual internal audit plan, budget and staffing.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Committee shall also have the authority to request members of management, the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee is, without limiting the foregoing, expressly authorized to have the Company’s independent auditors perform such supplemental reviews or audits as it deems necessary or appropriate.

RESPONSIBILITIES

Consistent with the fact that the Committee’s primary responsibility is one of oversight, it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the Company’s outside auditors are responsible for auditing those financial statements. Additionally, it is recognized that the Committee relies on the Company’s financial management, including the internal audit staff, and the Company’s outside auditors, and that in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

The following functions shall be common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

A.	Engagement of Outside Auditors. The Committee shall appoint, replace, compensate and oversee the work of a firm of independent auditors (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of auditing the financial statements of the Company and preparing or issuing an audit report or performing other audit, review or attest services for the Company. The firm of independent auditors shall report directly to the Committee.

B.	Approval of Audit and Non-Audit Fees and Services of Independent Auditors. The Committee shall review the fees proposed for the coming year and approve the final fees and expenses of the independent auditors for audit services and non-audit services performed by the independent auditors for the past year, and approve in advance all audit and non-audit services to be performed by the independent auditors, however, in accordance with and as defined by applicable law, in no event shall the non-audit services include (1) bookkeeping or other services relating to the accounting records or financial statements of the Company, (2) financial information system design and implementation, (3) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions or human resources, (7) legal services and expert services unrelated to the audit, and (9) any other service that the Board determines, by regulation, is impermissible. The foregoing approval of non-audit services is subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Committee prior to completion of the audit.

C.	Determination of Compensation Amounts for Advisors. The Committee shall determine for the Company the amount of compensation to independent counsel and other advisors necessary for the Committee to carry out its duties.

D.	Review of Annual Reports. The Committee shall meet, as a whole or through the Committee chair, and review with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report to Stockholders and Annual Report on Form 10-K and review and consider with the outside auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61. The Committee shall also review with management and the outside auditors the M, D&A included in the Form 10-K.

E.	Review of Quarterly Reports. The Committee shall meet, as a whole or through the Committee chair, and review with management and the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61, which meeting and review will occur prior to the Company’s filing of each Quarterly Report on Form 10-Q. The Committee shall also review with management and the outside auditors the M, D&A included in the Form 10-Q.

F.	Review of Earnings Releases, and Financial Information and Earnings Guidance Provided to Analysts and Rating Agencies. The Committee shall review with management the Company’s quarterly and annual earnings releases prior to their issuance, and shall review and discuss financial information and earnings guidance provided to analysts and rating agencies.

G.	Audits by Independent and Internal Auditors. The Committee shall review annually the scope of audit activities of both the independent auditors and the internal audit staff, including a review of risk assessment strategies and risk management.

H.	Meetings with Independent and Internal Auditors and Management. The Committee shall meet separately and periodically with the independent auditors, the internal audit staff and management with respect to the status and results of their activities including, without limitation, with respect to the independent auditors (1) any audit problems and management’s response thereto, (2) all critical accounting policies and practices used, (3) all alternative treatments of financial information within generally accepted accounting principles discussed with management, including ramifications with respect thereto and the treatment preferred by the independent auditors, and (4) other material written communications between the independent auditors and management.

I.	Operation of the Committee. The Committee shall meet in conjunction with each regularly scheduled meeting of the Board of Directors and at such other times as may be determined by the Committee or its Chairman, and report regularly to the Board.

J.	Internal Auditors Access to the Board, Audit Committee and Management. The Committee shall ensure that the internal audit function is structured in a manner that permits the internal audit staff to have full and unrestricted access to the Board, the Audit Committee, management, and the Company’s records, personnel and physical properties relevant to the fulfillment of its duties.

K.	Review of Internal Auditors’ Qualifications and Quality Control. The Committee shall annually review the experience and qualifications of the senior members of the internal audit staff and the quality control procedures of the internal auditors.

L.	Review and Approve Internal Control Reports. The Committee shall review and approve the internal control reports to be included in the annual report, which shall provide that it is the responsibility of management to establish and maintain an adequate internal control structure and procedures for financial reporting, and contain an assessment of the effectiveness of such structure and procedures as of the end of the most recent fiscal year.

M.	Review of Disclosure Controls and Procedures. The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures including any significant deficiencies in, or material non-compliance with, such controls and procedures.

N.	Determination of Independence of Independent Auditors. The Committee shall request from the outside auditors annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1, and discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor’s independence, and recommend that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence.

O.	Determination as to Performance of Independent Auditors. The Committee shall annually review a report by the independent auditor, which sets forth (1) the firm’s internal quality control procedures, (2) any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (3) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

P.	Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct. The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

Q.	Preparation of Report for Proxy Statement. The Committee shall produce the Audit Committee Report that the Securities and Exchange Commission Rules required to be included in the Company’s annual proxy statement.

R.	Establishment of “Whistleblowing” Procedures. The Committee has established procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

S.	Monitor Succession Planning. The Committee shall monitor management’s succession planning for the financial management and internal audit functions.

T.	Hiring of Former Audit Team Members. The Committee will disseminate the following hiring policy to the Company’s management: “The Company shall not employ, in a financial oversight role, any former member of an audit engagement team engaged by the Company or the Audit Committee unless the individual has not been a member of the audit engagement team during the one year period preceding the initiation of the audit.”

U.	Review Codes of Conduct. The Committee shall review codes of conduct applicable to directors, officers and employees of the Company and its subsidiaries.

V.	Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

W.	Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

The Committee may undertake such other and further functions and activities as it shall determine are consistent with fulfillment of its oversight responsibilities.

ANNUAL EVALUATION

A performance evaluation of the Committee will be conducted at least annually by the Board of Directors or such committee of the Board of Directors as the Board may designate to conduct the evaluation.

REVIEW AND AMENDMENT

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This Charter may be amended only by the Board.

This Charter was adopted by the Board of Directors of GlobalSantaFe Corporation on March 2, 2004.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

Please mark your votes as indicated in this sample	☒

The Board of Directors recommends that the shareholders vote FOR each of the proposals. Please review carefully the Proxy Statement delivered with this Proxy.

1.	Proposal to elect Ferdinand A. Berger, Khaled R. Al-Haroon, Edward R. Muller, Paul J. Powers and John L. Whitmire as Class I directors to serve until the annual general meeting of shareholders to be held in 2007 or until their successors have been duly qualified.

FOR all nominees listed above (except as marked to the contrary)	WITHHOLD AUTHORITY To vote for all nominees listed above

☐	☐	(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

2.	Proposal to approve a special resolution to amend the Company’s Amended and Restated Articles of Association to permit telephonic and Internet voting by record shareholders.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	Proposal to approve a special resolution to amend the Company’s Amended and Restated Articles of Association to remove the language “No share ownership qualification for Directors shall be required.”

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent certified public accountants of the Company and its subsidiaries for the year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the Meeting.

Signature	Signature	Date

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

FOLD AND DETACH HERE

PROXY

GLOBALSANTAFE CORPORATION

15375 Memorial Drive

Houston, Texas 77079-4101 U.S.A.

This Proxy is Solicited on Behalf of the Board of Directors

For the Annual General Meeting of Shareholders – June 9, 2004

The undersigned hereby appoints Jon A. Marshall, W. Matt Ralls and James L. McCulloch as proxies, each with the power to appoint his substitute, and hereby authorizes each or any of them to represent and to vote, as designated on the reverse side, all the ordinary shares held of record by the undersigned as of the close of business on April 7, 2004, at the annual general meeting of shareholders of GlobalSantaFe Corporation scheduled to be held at 15375 Memorial Drive, Houston, Texas 77079-4101 U.S.A. on June 9, 2004 at 9:00 a.m. Central Time, and any adjournments or postponements thereof.

IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE

FOLD AND DETACH HERE